                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Suburban Lodges of America, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    -------------------------------------------------------------------------

New York, New York - May 10, 2001 - Ray French and Paul Coulson, who are waging a proxy contest for election to the board of Suburban Lodges of America, Inc. (NASDAQ:SLAM) announced today that they mailed the following letter to all shareholders of Suburban Lodges.


                              RAYMOND A. D. FRENCH
                           350 WEST 50TH STREET, #23F
                               NEW YORK, NY 10019
                      (212) 582-0900; (212) 582-0901 (Fax)


                        VOTE YOUR GOLD PROXY CARD TODAY!

            RETURN YOUR GOLD PROXY CARD TODAY OR IT MAY BE TOO LATE.

                                                     May 10, 2001.

Dear Fellow Shareholder,

Within the last several days you have received our proxy materials, including the GOLD proxy card. If you have not already voted the GOLD proxy card, we urge you to read this letter carefully - we believe the decision you make regarding the upcoming proxy contest will have a direct and long lasting effect on the value of your shares.

                   OUR STOCK IS DOWN WHILE THEIR PAY GOES UP!

-    Since its IPO in 1996, Suburban Lodges' stock is down 60%.

-    It has never paid any dividends.

- Corporate overhead has jumped from $2.2 million in 1997 to $11.0 million in 2000.

- We believe that our opponents, Mr. Kuse and Mr. McGovern, are not independent because of their business relationships with the Company:

     1. They, or members of their families, have sold over $9,000,000 worth of real estate to the Company since its IPO, while the stock has fallen 60%.

     2. They make up the entire Compensation Committee that awarded the Company's CEO, Mr. Krischer, a 116% increase in his year 2000 cash bonus while Net Income fell by 35%.

- Within the last month, the Company disclosed that five senior executives of Suburban Lodges, including Mr. Krischer, had personally been awarded a total of 450,000 options in HotelTools.

- The current Board and management LOST $10,440,000 on an interest-rate-lock gone wrong in 1998. The same Board has SPENT $10,192,000 of your equity capital on the HotelTools Internet startup since early 2000. Your equity capital continues to fund HotelTools. Did you invest in Suburban Lodges to have it fund an Internet startup?

- The current Board of Directors has presided over the Company's capital allocation and strategic decisions since its IPO, and recently made the decision not to sell the Company.


Recently, we have been hearing arguments from management and its supporters that, we believe, are completely mistaken.

- Management suggests that the Company can't be sold for a good price now because the Company and its bankers tried and didn't receive any offers worth pursuing.

We believe that the sales process conducted by the present Board and its investment bankers does NOT establish whether it is a good idea to sell the Company at the present time. For example, the Board may be demanding a minimum price for the Company that is substantially above the price that the majority of shareholders would be prepared to accept. We believe that shareholders will never know what they could get for their shares in a sale of the Company until the sales process is conducted under the supervision of a Board of Directors with an independent majority. In the meantime management should publicly disclose any limitations they placed on Salomon Smith Barney's mandate to sell the Company for the best available price.

If elected, we will also push for an unlocking of the Company's significant underlying asset values through a sale of the Company or its assets. In this regard, we will support those transaction(s) that will yield the highest possible return to shareholders.

- Management claims that a sale of individual assets is no easier than a sale of the entire Company because there are loan restrictions on 32 of the Company's 65 hotels. However, that leaves a majority of the Company's hotels that can be sold: enough to support a major asset sale program.

We believe the question is not whether an asset sale program is feasible, but whether it will be conducted in the best interests of shareholders.

In particular, we are concerned that if independent directors are not elected to the Board, asset sales will be used to fund a share repurchase program that, over time, may give management an impregnable position of control. In fact, over the last two years the percentage of the Company owned by management and other insiders has risen from 24% to 30%, due primarily to the Company's stock repurchase program.

IF THE REPURCHASE PROGRAM CONTINUES IN ITS CURRENT FORM, THE INSIDERS MAY, OVER TIME, ACHIEVE A BLOCKING POSITION AND OUTSIDE SHAREHOLDERS WILL FIND IT ALMOST IMPOSSIBLE TO ELECT AN INDEPENDENT BOARD.

URGENT: IT IS NOW TIME TO ELECT DIRECTORS WHOSE ONLY INTEREST IN THE COMPANY IS TO INCREASE THE PRICE OF ITS STOCK. LIKE YOU, WE ARE NON-MANAGEMENT SHAREHOLDERS AND HAVE ONLY ONE GOAL: TO INCREASE THE PRICE OF THE STOCK.

- Management supporters claim that that we will not be effective at getting reductions in corporate overhead because we will only be two members of a five-member Board. However, we believe that Mr. Spiegel is also an independent director with whom we could work to cut excessive expenses. The cost reduction program we advocate is aimed primarily at corporate overhead, not hotel personnel as management suggests. The need to retain hotel personnel is no excuse for maintaining a high level of overhead expenses.

IF ELECTED, WE WILL WORK TO REDUCE ANY EXCESSIVE CORPORATE EXPENSES. WE WILL WORK TO HALT THE BLEEDING OF CASH AT HOTELTOOLS UNLESS THERE IS CONVINCING EVIDENCE THAT A SALE IS FEASIBLE. MANAGEMENT HAS NOT OFFERED ANY REASONS FOR SHAREHOLDERS TO BELIEVE THAT THE PROSPECTS FOR SELLING HOTELTOOLS JUSTIFY THE CONTINUED SPENDING ON THIS INTERNET START-UP VENTURE.

IF ELECTED, WE WILL NOT ACCEPT ANY DIRECTORS FEES OR OPTIONS.

IF YOU HAVE ALREADY VOTED MANAGEMENT'S WHITE PROXY CARD, YOU CAN REVOKE THAT EARLIER VOTE BY SIMPLY COMPLETING AND RETURNING OUR GOLD PROXY CARD.

Because management owns a significant block of stock, this election could be very close and every vote will count. YOUR VOTE COULD MAKE ALL THE DIFFERENCE.

If you have any questions about our position or would like to share your concerns with us (whatever the size of your holding), please feel free to call Ray French directly at (212) 582-0900, or alternatively our proxy solicitors, Mackenzie Partners, at (212) 929-5239 (attention: Larry Dennedy).

We are grateful to the shareholders who have already contacted us, and we look forward to speaking with all of you.


Yours sincerely,


/s/ Raymond A. D. French                            /s/ Paul R. Coulson

Raymond A. D. French                                Paul R. Coulson
Nominee for the Board                               Nominee for the Board